Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-224973) of American Electric Power Company, Inc. of our report dated June 26, 2020 relating to the financial statements and supplemental schedule of American Electric Power System Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Columbus, OH
June 26, 2020